Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this March 29, 2018 (this “Agreement”), by and between Abeona Therapeutics, Inc., a Delaware corporation with its executive offices located at 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019 (the “Company”), and Frank Carsten Thiel (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive and pursuant to which to enter into this Agreement with the Executive, such employment to commence on March 29, 2018 (the “Effective Date”); and

WHEREAS, the Executive desires to be so employed pursuant to the terms of this Agreement as of the Effective Date and to perform and to serve the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.            Employment.

1.1.          Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party provides the other Party with written notice that such period shall not be so extended at least six (6) months in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence. The Executive’s employment shall terminate upon the expiration of the Employment Period unless the Parties otherwise agree in writing. The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.          Duties. During the Employment Period, the Executive shall serve as the Company’s Chief Executive Officer and shall report directly to the Executive Chairman of the Board of Directors of the Company (“Board”) (on the date hereof, Steven Rouhandeh). In the event Steven Rouhandeh ceases to be Executive Chairman for any reason, the Executive shall report directly to the Board. In the Executive’s position as Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Executive Chairman or Board (as applicable), and pursuant to which all officers and other employees of the Company (other than the Executive Chairman, if applicable) shall report directly or indirectly to the Executive (unless the Executive Chairman and Executive shall agree in writing otherwise). The Executive’s principal place of employment shall be the Company’s operations in New York, NY. The Executive shall be appointed to the Board at the Company’s annual meeting scheduled to be held in May 2018 and nominated for reelection each year thereafter. Executive shall, if later requested by the Executive Chairman or the Board (as applicable), also serve as a member of the Board of any corporation, organization, association, partnership, sole proprietorship, or other type of entity, directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company for no additional compensation.

1.3.           Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform and comply with the lawful and reasonable directions and instructions given to the Executive by the Executive Chairman or Board (as applicable), consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. Nothing herein shall preclude the Executive from engaging in charitable or community affairs and managing his personal, financial, and legal affairs, so long as such activities do not materially interfere or conflict with his carrying out his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive will be permitted to act or serve as a director or member of the boards of other private or public companies with the express written consent of the Executive Chairman or Board (as applicable) which consent shall not be unreasonably withheld.

Section 2.            Compensation.

2.1.          Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $550,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be increased (but not decreased) by the Board (or a committee thereof) in its discretion. Any such increase shall be the Executive’s “Base Salary” for all purposes thereafter.

2.2.          Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual lump sum cash bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as determined by the Board pursuant to the Company’s annual incentive plan. The Executive’s target Annual Bonus opportunity for each calendar year that ends during the Employment Period shall equal fifty percent (50%) of the Base Salary (the “Target Annual Bonus Opportunity”) and a maximum bonus opportunity of not less than 200% of the Target Annual Bonus Opportunity. The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals are achieved or exceeded as determined by the Board. The Annual Bonus shall be paid within two and one-half (2-1/2) months after the end of the calendar year for which such Annual Bonus was earned. The Annual Bonus shall be pro-rated for any partial years of employment subject to the provisions of Section 3 hereof.

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2.3.          Long-Term Incentives.

(a)          Annual Grants. Executive shall be entitled to participate in the Company’s 2015 Equity Incentive Plan (the “Equity Incentive Plan”) and any other equity and other long-term incentive plans and programs, as in effect from time to time. In accordance therewith, the Compensation Committee may from time to time, but without any obligation to do so, grant stock options, restricted stock awards or other equity and other long-term incentive compensation awards to the Executive upon such terms and conditions as the Compensation Committee shall determine in its sole discretion.

(b)          Sign-On Grant. On the Effective Date, the Company shall grant, pursuant to a form of stock option notice and agreement attached hereto as Exhibit A (the “Option Agreement”) to be entered into between the Company and the Executive, a stock option (the “Option”) to purchase 375,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price per share equal to the Fair Market Value of a share of Common Stock (each term as defined in the Equity Incentive Plan) on the date of grant. The Option Shares will vest over a forty-eight (48) month period, with one quarter (25%) of vesting on the one-year anniversary of the Effective Date and the remaining seventy-five percent (75%) of the Option Shares vesting in equal monthly installments thereafter over the remaining thirty-six (36) months, on the same date of each month as the Effective Date commencing with first such month following the first anniversary of the Effective Date, subject to the Executive’s continued employment with the Company and/or its Affiliates through to the applicable vesting dates, and subject to the terms and conditions of the Company’s Equity Incentive Plan, except as provided below.

2.4.          Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.5.          Vacation. During the Employment Period, the Executive shall be entitled to four weeks of vacation per calendar year in accordance with the Company’s vacation policy. The number of vacation days shall be pro-rated for any partial years.

2.6.          Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time.

2.7.          Professional Fees Incurred in Negotiating the Agreement. The Company will pay or the Executive shall be reimbursed for the Executive’s reasonable documented professional fees incurred in negotiating and drafting this Agreement and all related agreements hereunder up to a maximum of $20,000.00.

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Section 3.            Employment Termination.

3.1.          Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case at any time upon written notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) any accrued unused vacation days, (iv) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, and (v) any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated (x) by the Company for Cause, or (y) by the Executive voluntarily without Good Reason and not for death or Disability, then Executive shall not be eligible for, earn or receive any Annual Bonus awarded pursuant to Section 2.2 in a prior calendar year, but not yet paid or due to be paid.

3.2.          Certain Terminations.

(a)          Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause, death or Disability (including a termination for any reason upon the expiration of the Term following notice of nonrenewal of the Term given by the Company pursuant to Section 1.1) or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to: (i) a payment equal to the product of the sum of his Base Salary plus Target Annual Bonus Opportunity amount (such product, the “Severance Amount”); (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for twelve months (12) months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer (“Medical Benefit Continuation”) (iii) a pro rata bonus based on actual performance for the year in which the Termination Date occurs (based on the applicable Company performance requirements for such year without any exercise of negative discretion disproportionate to any such exercise respecting other executives, all subjective performance requirements deemed fully satisfied, and for such proration to be based on the number of days employed during the calendar year), such bonus to be payable when bonuses are paid to other executives; and (iv) accelerated vesting equivalent to twelve (12) months of continued employment from the Termination Date (disregarding such termination for such purpose) with respect to all unvested equity and other long-term incentive awards granted to the Executive (including the Option). The Company’s obligations to pay the Severance Amount and to provide Medical Benefit Continuation shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, the Severance Amount shall be paid in equal installments during a twelve (12) month period commencing 45 days following the Termination Date (with the first such payment to include all installment amounts from the Termination Date; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and the period (if any) during which the Release can be revoked has expired within such 45-day period.

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If the Executive is not permitted to continue participation in the Company’s medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company’s insurance providers or such continued participation in any plan would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive a lump sum amount equal to 12 months of the COBRA premium in effect for coverage of the Executive (and family) immediately prior to the Termination Date, such payment to be made on the date payments of the Severance Amount commence (which payment shall be considered the “Medical Benefit Continuation” hereunder).

(b)          Change in Control Termination. Notwithstanding any other provision contained herein (including any expiration of the Term), if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Severance Amount and Medical Benefits Continuation provided under Section 3.2(a), except that: (i) the Severance Amount shall be equal to two (2) times the sum of his Base Salary and Target Annual Bonus Opportunity amount, and payable in a lump sum; (ii) such pro rata bonus shall be deemed achieved at a target level of performance; and (iii) notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested stock options/stock appreciation rights granted to the Executive during the Employment Term (including the Option) shall become fully vested and exercisable for six (6) months following the Change of Control date and all outstanding equity-based and other long-term compensation awards, other than stock options/stock appreciation rights, shall become fully vested and the restrictions thereon shall lapse; provided, that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect. The Company’s obligations to provide the Severance Amount and Medical Benefit Continuation described in this Section 3.2(b) shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement and the Executive’s execution and delivery to the Company of the Release attached hereto as Exhibit B and the period (if any) during which the Release can be revoked has expired within such 45-day period.

(c)          Definitions. For purposes of Section 3, the following terms have the following meanings:

(1)         “Cause” shall mean: (i) the Executive’s substantial failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental disability) that continues for 15 calendar days after written notice from the Company; (ii) the Executive’s failure to comply with any valid and legal directive of the Company’s Executive Chairman or the Board (as applicable) that continues for 15 calendar days after written notice from the Company; (iii) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company or its subsidiaries; (iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; (vi) the Executive’s willful violation of a material policy of the Company; (vii) the Executive’s willful or grossly negligent unauthorized disclosure of Confidential Information (as defined below); or (viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company that continues for 15 calendar days after written notice from the Company (if such breach is reasonably curable); or (ix) any willful material failure by the Executive to comply with the Company’s written policies or written rules, as they may be in effect from time to time.

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(2)         “Change in Control” shall have the meaning defined in subparagraph (ii) of the definition of such term under the Appendix in the Equity Incentive Plan as in effect on the date hereof.

(3)          “Disability” shall occur when the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job for one hundred eighty (180) calendar days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive calendar days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(4)         “Good Reason” shall mean the occurrence of any of the following, in each case without the Executive’s written consent: (i) a material reduction of at least ten (10) percent of the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same position; (ii) a material reduction of at least thirty (30) percent of the Target Annual Bonus Opportunity; (iii) a permanent relocation of the Executive’s principal place of employment by more than 35 miles; (iv) any material breach by the Company of any material provision of this Agreement; (v) a material adverse change in the Executive’s title, authority, duties, or responsibilities (including the reporting structure applicable to the Executive, (other than temporarily while the Executive is physically or mentally incapacitated; or (vi) a failure to nominate the Executive as a member of the Board; provided, however, Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 calendar days of the initial existence of such grounds and the Company has had 30 calendar days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 60 calendar days after expiration of the cure period (in which the Company shall not have so cured such grounds), then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

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3.3.          Exclusive Remedy. The foregoing payments and benefits upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

3.4.          Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, and employee and member of the boards of directors (and any committee thereof) of the Company and its subsidiaries. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.          Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board or the Executive Chairman and be reasonably available to the Company (taking into account the Executive’s other business endeavors) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries, including, in connection with any legal proceeding, providing testimony and affidavits; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

Section 4.        Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.          Acknowledgements. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services he provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further understands and acknowledges because of the Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. The Executive further acknowledges that the Company conducts business throughout the United States and in various parts of the world.

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4.2.          Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.2 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. Except as the Executive reasonably determines necessary to discharge his duties or otherwise as provided in Section 4.8, the Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession. To the extent the Executive maintains and Confidential Information or material of the Company on any personal computer, email account, PDA, cloud, or other storage device, the Executive agrees to fully cooperate with the Company in permanently removing such information and material from such devices.

4.3.           Non-Competition. In consideration for the promises made by the Company herein, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the Initial or Renewal Term) and for the one year period following the Executive’s termination of employment for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership by the Executive of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.3, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that, on the Termination Date, is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business of developing or commercializing biopharmaceutical therapies for those therapeutic indications that the Company or its subsidiaries has either commercialized products or programs in pre-clinical or clinical development or has undertaken material efforts to so engage on the Termination Date, in any country or territory in which on the Termination Date the Company or any of its affiliates markets any of its services or products or has material plans to begin marketing any of its services or products in such country or territory; provided, that if such business of any such Person which otherwise would be a Restricted Enterprise is immaterial to the other businesses of such Person and part of a separate division or subsidiary from that which Executive is then employed, then such Person shall not be deemed to be a Restricted Enterprise.

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4.4.          Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly, hire, contact, recruit, induce or solicit (or assist any Person to hire, contact, induce or solicit) for employment or other services any person who is, or within twelve (12) months prior to the date of such hiring, contacting, inducing or solicitation was, an employee, independent contractor, or consultant of the Company or any of its subsidiaries. For purposes of this Paragraph 4.4, independent contractors and consultants refer to such persons, companies, or entities that on or prior to the Termination Date performed services related to the business of the Company.

4.5.          Non-Solicitation of Customers. During the Restriction Period, the executive shall not directly or indirectly, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services for Restricted Enterprises or cause any such customer to terminate or diminish their commercial relationship with the Company. For purposes of this Agreement, a “prospective customer” is any person or entity with whom the Company is or was engaged in material communications with respect to potential business transactions at the time of employment termination or six (6) months prior to date of the Termination Date.

4.6.          Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company, and related to the business or activities of the Company and its affiliates, other than such works initiated, conceived, discovered, reduced to practice, or made by the Executive on his personal time and without using any Company resources, equipment or facilities, (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

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4.7.           Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, post any bond, or furnish any other security. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

4.8.           Disclosure Exceptions. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or officials, including the Securities and Exchange Commission and the Equal Employment Opportunity Commission (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Notwithstanding the foregoing, Executive agrees that in making any such disclosures or communications, Executive will take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than any Governmental Authority. Executive further understands that Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product unless required by applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this Section 4.8, or to notify the Company that he has engaged in any such conduct.

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Section 5.              Representations. The Executive represents and warrants that (a) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.

Section 6.              Non-Disparagement. Subject to Section 4.8, the Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. The Company agrees and covenants that it will instruct its Board members and executive officers to not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Executive or his business.

Section 7.            Taxes.

7.1.          Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

Section 8.            Miscellaneous.

8.1.          Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other executive officers. This Section 8.1 shall survive any expiration or termination of this Agreement or any termination of the Executive’s employment.

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8.2.          Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.          Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets; provided, following such assignment, a “Restricted Enterprise” shall be only those Persons constituting as such immediately prior to such assignment.

8.4.          Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of recipient or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Abeona Therapeutics, Inc.

1330 Avenue of the Americas, 33rd Floor

New York, NY 10019

Attention: __________________

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with a copy to:

John J. Concannon III, Esq.

Morgan Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

If to the Executive:	At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.          Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.6.          Section 409A.

(a)          To the extent applicable, it is intended that this Agreement (including all amendments hereto) either meet the requirements for exclusion from coverage under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”), or alternatively comply with the requirements of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Executive. This Agreement shall be interpreted and administered in a manner consistent with this intent.

(b)          To the extent that payment of amounts under this Agreement that are subject to Section 409A are payable upon the Executive’s termination of employment, such amounts shall only be payable if such termination also constitutes a “separation from service,” within the meaning of Section 409A, from the Company. If the Executive is deemed on the date of his separation from service to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)) of the Company, then, notwithstanding any other provision herein, with regard to any payment that is “nonqualified deferred compensation” subject to Section 409A and that is payable on account of the Executive’s “separation from service,” such payment shall not be made prior to the earlier of (i) the expiration of six months following the date of the Executive’s separation from service, and (ii) the date of the Executive’s death, following which all payments so delayed shall be paid to the Executive in a lump sum without interest.

(c)          Any taxable reimbursement of business or other expenses provided for under this Agreement that is subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

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(d)          In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period within a specified number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

8.7.          Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8.          Entire Agreement; Inconsistency. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which the Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement is more favorable to the Executive (term by term) or specifically refers to this Agreement as not controlling.

8.9.          Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10.         Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11.         General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Abeona Therapeutics, Inc.

By:	/s/Steven H. Rouhandeh
Name: Steven H. Rouhandeh
Title: Executive Chairman

EXECUTIVE

/s/ Frank Carsten Thiel
Frank Carsten Thiel

[Signature Page to [●]’s Employment Agreement]

Exhibit A

[Attach Agreed Form of Stock Option Notice and Agreement]

Exhibit B

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.            In consideration of the payments and benefits to be made under the Employment Agreement, dated as of [●], 2018 (the “Employment Agreement”), by and between Frank Carsten Thiel (the “Executive”) and Abeona Therapeutics, a Delaware corporation located at 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219 (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.	rights to indemnification the Executive has or may have under Section 8.1 of the Employment Agreement, the by-laws or certificate of incorporation of any member of the Company Affiliated Group, or applicable law, and rights an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to Executive during his employment related to the purchase and/or grant of equity of the Company.

2.            The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.            This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.            The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.            As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he has been given but not utilized a period of [twenty-one (21)]/[forty-five (45)] days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount or provision of the Medical Benefit Continuation (as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.            Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

7.            The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.            The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.            The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.          The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

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11.           Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.          This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.          The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.          This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.          This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.          Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

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IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of March 29, 2018.

Abeona Therapeutics, Inc.

	By:	/s/ Steven H. Rouhandeh
Name: Steven H. Rouhandeh
Title: Executive Chairman

EXECUTIVE
/s/ Frank Carsten Thiel
Frank Carsten Thiel

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